UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant X Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[ ]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Sec.240.14a-12


Fighton Succession Corp.
- ------------------------
(Name of Registrant as Specified In Its Charter)

_______________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)     Title of each class of securities to which transaction applies:

_______________________________________________________________________________

     2)     Aggregate number of securities to which transaction applies:

_______________________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

_______________________________________________________________________________

     4)     Proposed maximum aggregate value of transaction:

_______________________________________________________________________________

     5)     Total fee paid:

_______________________________________________________________________________


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     1)     Amount Previously Paid:

_______________________________________________________________________________

     2)     Form, Schedule or Registration Statement No.:

_______________________________________________________________________________

     3)     Filing Party:

_______________________________________________________________________________

     4)     Date Filed:

_______________________________________________________________________________

                         FIGHTON SUCCESSION CORPORATION
                        5969 Cattleridge Blvd., Suite 200
                             Sarasota, Florida 34232
                                 (941) 552-2140

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                FEBRUARY 25, 2002
                                 1:00 P.M. (EST)

To Our Shareholders:

     Notice is hereby given of a Special Meeting of Shareholders (the "Special Meeting") of Fighton Succession Corporation (the " Company") to all of the shareholders of the Company. The Special Meeting will be held on February 25, 2002 at the Key Card offices at 5969 Cattleridge Blvd., Suite 200, Sarasota, Florida 34232 at 1:00 p.m. Eastern Standard Time for the following purposes:

     1.   Change of Name of the Corporation

     2.   Approval of Reorganization

     3.   Election of New Board

     4.   Standby Authority for Follow-up Merger

     5.   Ratification of Executive Stock Option Plan

     6.   Creation of a Class of Convertible Preferred Shares

     7.   Appointment of J. H. Cohen & Company as Auditors

     Consideration and action upon such other business as may properly come before this meeting or any adjournment thereof.

     The enclosed Proxy Statement includes information relating to these proposals.

     All shareholders of record of the Company's common stock at the close of business on January 15, 2002 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy is required for a quorum.

                                   By Order of the Board of Directors



                                   --------------------------------
                                   B.  Stephen  May
                                   Chairman  of  the  Board

                                 PROXY STATEMENT
                                 ===============

                         FIGHTON SUCCESSION CORPORATION

                 (TO BE KNOWN AS KEY CARD COMMUNICATIONS, INC.)

                           (A CALIFORNIA CORPORATION)

                         SPECIAL MEETING OF SHAREHOLDERS

                                FEBRUARY 25, 2002

GENERAL INFORMATION & INCORPORATION BY REFERENCE

     THIS PROXY STATEMENT IS BEING MAILED TO ALL SHAREHOLDERS OF RECORD IN CONNECTION WITH THE SOLICITATION OF THEIR VOTE BY THE BOARD OF DIRECTORS OF FIGHTON SUCCESSION CORPORATION ("the Company" or "Fighton") with regard to a Special Shareholder Meeting to be held on February 25, 2002 at 1:00 p.m. at the Key Card offices at 5969 Cattleridge Road, Suite 200, Sarasota, Florida,
Telephone: (941) 552-2140. This Proxy Statement should be reviewed in connection with the enclosed copy of the Current Report filed on SEC Form 10-QSB for the period ending September 30, 2001 and outlining the recent reorganization requiring the within Special Meeting.

     VARIOUS ITEMS OF IMPORTANT INFORMATION AND FINANCIAL STATEMENTS FOR THE COMPANY RELATED TO THIS PROXY STATEMENT ARE SET-OUT IN THE ENCLOSED QUARTERLY REPORT ON FORM 10-QSB FOR THE PERIOD ENDING SEPTEMBER 30, 2001. THE COMPANY'S EARLIER FILINGS, INCLUDING THE 10-KSB FILING FOR THE PERIOD ENDING DECEMBER 30, 2000, REFLECTS AN INACTIVE PRE-REORGANIZATION STATUS FOR THE COMPANY AND IS NOT DEEMED RELEVANT. ANY SHAREHOLDER, OR OTHER INTERESTED PARTY, MAY OBTAIN A COPY OF THE PRE SEPTEMBER 30, 2001 FILINGS FROM THE COMPANY OR DIRECTLY FROM THE SEC ELECTRONIC FILING SYSTEM ONLINE AT WWW.SEC.GOV/EDGAR.SHTML. THE DETAILED INFORMATION SET-OUT IN THE CURRENT 10-QSB MAY BE RELEVANT IN REVIEWING THIS PROXY STATEMENT, BUT IS NOT NECESSARILY REPEATED IN THIS DOCUMENT. ACCORDINGLY, EACH SHAREHOLDER SHOULD REFER TO THE ENCLOSED FORM 10-QSB BEFORE COMPLETING THEIR PROXY BALLOT.

     In addition the Reorganization Agreement, summarized herein and related to the solicitation of proxies, may be viewed by any shareholder upon request to the Company.

     Proxies voted in accordance with the accompanying ballot form, which are properly executed and received by the Secretary to the Company prior to the Annual Meeting, will be voted.

REVOCABILITY  OF  PROXY

     A shareholder returning the enclosed proxy ballot has the power to revoke it at any time before it is exercised and may do so by written notice to the Secretary of the Company at the address set forth above, effective upon receipt of such written notice, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute revocation of a proxy.

SOLICITATION  AND  VOTING  PROCEDURES

     The record date for the determination of shareholders entitled to vote at the Annual Meeting is the close of business on December 15, 2001.

     As of December 31, 2001, the authorized capital stock of Fighton consisted of (i) 50,000,000 shares of common stock, no par value, of which 19,930,260 shares are issued and outstanding. All outstanding shares of Fighton common stock are validly issued, fully paid for and nonassessable with no personal liability attaching to the ownership thereof. All shares are free of pre-emptive rights and free and clear of all liens, claims and encumbrances. There are no cumulative voting provisions.

     Shares entitled to vote will be determined based upon the official shareholder record of December 15, 2001. Actual votes cast will be determined by the physical counting of votes in person or proxy by the Inspector of Elections to be appointed prior to the meeting by the Board of Directors. Any dispute as to votes or entitlement to vote will be decided by majority vote of the Board of Directors. Abstentions and broker non-votes will not be counted for either quorum or ballot purposes.

QUORUM

     As to each item to be voted upon in this Proxy, a numerical majority of the issued and outstanding shares needed to pass such measure must be present or voted by Proxy at the meeting, as determined by the Inspector of Elections at the time of meeting. Each proposal to be voted upon will only be adopted by a majority vote of shares voted at the meeting, provided a quorum of 9,965,130 shares is present. That is, each item will be adopted by an affirmative vote of not less than 9,965,131 votes.

     There are no matters to be voted upon as described by this Proxy upon which management will proceed absent majority shareholder approval as described above.

ABSTENTIONS

     Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the

Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

BROKER  NON-VOTES

     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of Votes Cast.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company knows of no person or group, except the following, which, as of the date of this Proxy Statement, beneficially owns and has the right to vote more than 5% of the various voting shares in the Company:

NAME AND ADDRESS OF BENEFICIAL OWNER    VOTING SHARES BENEFICIALLY OWNED  PERCENT OF CLASS
- ------------------------------------    --------------------------------  ----------------
1.    B. Stephen May                                          10,000,000               50%

2.    Clifford Wildes 1                                        1,100,000                5%

3.    Mackenzie Shea and Affiliates 2                          2,700,000               14%

4.    Newpont Fiduciaries and Nominees 3                       1,200,000                5%

     1 Mr. Clifford Wildes  is to be issued an additional 500,000 shares as a signing bonus which are not reflected in the above total and are anticipated to be issued as restricted stock in the first quarter of 2002.

     2 The Mackenzie Shea interest has been determined by aggregating the Key shareholders that will receive Fighton shares that are also principals, as well as officers and/or directors in
Mackenzie Shea.  Directly held 900,000 shares by Mackenzie Shea; 600,000 shares in Chicago Trust
Company of California custodian IRA FBO Robert W. Kendrick, the President of Mackenzie Shea;
600,000 shares in Chicago Trust Company of California, custodian IRA FBO Todd A. Ellsworth a
Director of Mackenzie Shea; William Stratton as shareholder of Mackenzie Shea 600,000 shares in
Chicago Trust Company of California, custodian IRA FBO of William Stratton.

      3 In addition to the above shares, Newpont has been granted options to acquire up to 1 million additional shares at $0.50/share through March 2001 for funding efforts.  They have exercised $100,000 of the option for 200,000 of the shares related above.  The Board does not believe that funding options to third parties require shareholder approval.


                       MATTERS SUBJECT TO SHAREHOLDER VOTE

                    MERGER WITH KEY CARD COMMUNICATIONS, INC.

Forward-Looking  Information

     Certain statements in this section and elsewhere in this report are forward-looking in nature and relate to trends and events that may affect the Company's future financial position and operating results. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms "expect," "anticipate," "intend," and "project" and similar words or expressions are intended to identify forward-looking statements. These statements speak only as of the date of this report. The statements are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including changes in economic conditions in the markets served by the Company, increasing competition, fluctuations, in raw materials and energy prices, and other unanticipated events and conditions. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

     This section of the Proxy Statement describes certain aspects of the acquisition of Key Card Communications, Inc., a privately held Florida corporation ("Key Card"), to become a wholly owned subsidiary of the Company. As of August 31, 2001, the Company deemed that it had closed an acquisition of all of the issued and outstanding shares of Key Card in exchange for approximately 94% of its issued and outstanding shares of Fighton whereby Key Card became a wholly owned and sole operating subsidiary of Fighton Succession Corporation. As Fighton did not have any prior assets, revenues, operating business or history, the Key Card business and operations became the sole operating business and purpose of the Company. In like manner, by majority shareholder consent, the interim directors were elected as nominees of Key Card to act in such capacity until voted upon pursuant to this proxy proposal. Further, the name of the Company is proposed to be changed to Key Card, Inc. to reflect the nature of the new management and business purpose of the public entity. The Board of Directors has not presently determined whether to complete a formal merger of the entities with a possible third party merger entity to change the place of domicile to the State of Nevada and to create a single operating company, but will seek standby authority to complete such merger or any part thereof by soliciting your votes in favor of that proposition as part of this proxy solicitation. The nature of this type of reorganization, whereby the public company essentially takes on the business name, management and all other operating attributes of the acquired private company is sometimes referred to as a "reverse acquisition" and such term may be used from time to time in the Proxy Statement and referenced documents. Information concerning the business and management of Key Card set forth below and elsewhere has been furnished by management of such entity.

     Based upon the foregoing general description of the reorganization to be ratified by this Proxy Solicitation, Fighton is asking and soliciting through its management your affirmative vote upon the following specific proposals:

1. A PROPOSAL TO FORMALLY CHANGE THE NAME OF "FIGHTON SUCCESSION CORPORATION" TO "KEY CARD COMMUNICATIONS, INC." WITH RATIFICATION OF THE CHANGE OF NAME OF THE OPERATING SUBSIDIARY "KEY CARD COMMUNICATIONS, INC." TO "KEY CARD, INC."

2. SOLICIT YOUR VOTE TO FORMALLY ELECT THE FOLLOWING INTERIM DIRECTORS WHICH WERE PREVIOUSLY APPOINTED BY A MAJORITY SHAREHOLDER CONSENT RESOLUTION
     UNTIL  THE  NEXT  REGULAR  MEETING  OF  SHAREHOLDERS-

     A.   MR. B. STEPHEN MAY AS DIRECTOR AND CHAIRMAN OF THE BOARD.

     B.   MR. MICHAEL REJBENI, DIRECTOR

     C.   MR. ROD BRAIDO, DIRECTOR

3. FORMALLY APPROVE AND RATIFY THE REORGANIZATION PREVIOUSLY APPROVED BY THE PRIOR BOARD OF DIRECTORS OF THE COMPANY AND RATIFIED BY MAJORITY SHAREHOLDER CONSENT AS GENERALLY DESCRIBED ABOVE AND AS REFERENCED AND DESCRIBED IN THE10-QSB REPORT.

4. PROVIDE STANDBY AUTHORITY AND APPROVAL TO THE BOARD OF DIRECTORS TO COMPLETE A MERGER OF THE PARENT "FIGHTON SUCCESSION CORPORATION" AND ITS EXISTING SUBSIDIARY "KEY CARD COMMUNICATIONS, INC." WITH A THIRD CORPORATION TO BE FORMED IN NEVADA FOR THE PURPOSES OF CREATING A SINGLE OPERATING COMPANY WITH A NEVADA DOMICILE. IT SHOULD BE UNDERSTOOD THAT APPROVAL OF THIS AUTHORITY SHALL CONSTITUTE AN AFFIRMATIVE VOTE TO A
     MERGER, BUT THAT THE ULTIMATE DECISION TO PROCEED WILL BE LEFT WITH THE BOARD OF DIRECTORS WHO MAY, WITHIN ONE YEAR FROM THE DATE OF SUCH RESOLUTION, DECIDE WHETHER TO IMPLEMENT SUCH MERGER OR NOT. ANY DECISION TO IMPLEMENT SUCH MERGER WILL BE PROMPTLY COMMUNICATED TO SHAREHOLDERS AND AN 8-K FILED CONFIRMING THE COMPLETION OF SUCH MERGER.

5.   RATIFICATION  OF  EXECUTIVE/DIRECTOR  STOCK  OPTION  PLAN.

6. CREATE A NEW CLASS OF CONVERTIBLE PREFERRED SHARES, 10,000,000 SHARES AUTHORIZED AT $0.001.

7.   APPOINT  J. H. COHEN & COMPANY AS THE INDEPENDENT AUDITORS FOR THE COMPANY.

     Each of the specific proposals related to the reorganization will be discussed further in these proxy materials. It should be understood that management favors each of these proposals and is soliciting and encouraging your vote in favor of the proposals, but that you will be afforded the opportunity in the enclosed Proxy Ballot to vote in favor, against or abstain from each of the foregoing proposals. Additionally, each shareholder will be given the opportunity in the proxy ballot form to write in other nominees for directors and to vote their shares on other nominees; or, alternatively, to vote for or against or abstain from the election of the proposed slate of nominees described above. Following there will be a further biographical description of the existing interim Board Members and nominees for your review.

     Finally, as part of a general discussion of the proxy proposals, each shareholder is encouraged to review the concurrently submitted and enclosed 10-QSB report for the period ending September 30, 2001 which contains additional information about Fighton and Key Card including business operations, and unaudited consolidated financial statements. This report, as supplied to shareholders and incorporated by this reference, also discusses certain risk factors such as the fact that Key Card has not obtained profitability and that the accountants have expressed a "going concern" reservation about the Company, as well as a description of various litigation matters in which Key Card is presently engaged and certain potential conflicts of interest with its management. All of these are significant risk factors which should be reviewed and considered by shareholders of the Company in casting their votes pursuant to this proxy solicitation.

     The Reorganization Closing Agreement contains a number of representations made by both Key Card any Fighton. Among other items, each of the entities represented that it was in good standing in its state of domicile; that the Reorganization Agreement was duly authorized by the respective boards of directors; that the financial information provided to the other entities was true and correct in all material respects; that there had been no material changes since the date of the financial information; that there were no legal or administrative actions pending or contemplated which involved the entities or their properties, except as disclosed in the Reorganization Agreement; and that all federal and state corporate tax returns had been filed and all taxes paid. A copy of this Reorganization Closing Agreement is not attached, but may be reviewed by any shareholder or interested party, by contacting the Company at the address above, or can be reviewed as an Exhibit to an earlier 8-K filing by the Company with the Securities and Exchange Commission (SEC) at its Website: www.sec.gov/edgar.shtml.

     Prior to the closing of the transaction, each of the entities that were signatories to the Reorganization Agreement were granted full access to any material information about each entity, its business or properties. The entities conducted their business in the same manner prior to closing as they had done prior to executing the Reorganization Agreement.

     Each shareholder in Fighton will be afforded dissenting shareholder appraisal rights under California law pursuant to a separate dissenting shareholders packet being delivered to you with this Proxy Statement. In essential terms, shareholder appraisal rights afford a remedy and procedures whereby the dissenting shareholders can ask to be "bought out" rather than to remain as shareholders in the reorganization or merger if they do not believe they are receiving fair value for their shares as a result of the reorganization. The foregoing only purports to be a general summary of the nature and purpose of minority shareholder appraisal rights and should not be viewed as a complete or exclusive explanation. Each investor should review carefully the enclosed package of material pertaining to dissenting shareholder appraisal rights and consult with such legal or other advisors as they may deem appropriate.

                      BUSINESS AND DESCRIPTION OF KEY CARD

     Key Card Communications, Inc. was incorporated in the State of Florida on May 8, 2000 as a privately held corporation. Its initial capital stock of 1,000 shares, having a par value of $1.00 each, was increased to 20 Million shares having a par value of $.001 as of June 27, 2000. On January 28, 2000 the Articles of the corporation were again amended to authorize the issuance of 10 Million shares of preferred voting stock, having a par value of $.001. As of the date of the closing of the reorganization with Fighton on August 31, 2001 all of the 16,716,414 issued and outstanding restricted common and preferred shares of Key were deemed exchanged for an equal number of Fighton restricted common shares. There were at the exchange date1,415,000 preferred Key shares outstanding, the balance of 15,301,414 were common stock.

     As noted previously, Key has recently completed a spin-out of the acquired Fighton shares to its shareholders on a one-to-one shareholder basis without further consideration. Key presently has approximately 44 shareholders of record. Fighton has approximately 439 shareholders of record. Of these Fighton shareholders, the non-Key Card shareholders hold approximately 1,063,846 shares.

Results  of  Operations

     Key Card is engaged in the business of providing prepaid long distance telephone services. Key Card completes these operations independently and historically through its 100% wholly owned subsidiary 5 Star Communications, Inc. which is also reported as part of the consolidated financial statements. 5 Star is no longer conducting operations. Accordingly, the enclosed consolidated financial statements also contain accounting for 5 Star's participation within Key Card. As both companies provided identical services and products, no attempt was made to segregate their financial accounting.

     Key Card's core product is a prepaid calling card which incorporates toll free access numbers and pin, and personal identification numbers printed on an array of branded phone cards. Purchasers of these prepaid phone cards are able to place international and domestic long distance calls from any touch tone phone in the continental United States at what are believed to be favorable rates. The branded cards, in conjunction with Key Card business model and sale program, have allowed Key Card to develop a market presence and repeat customers.

     Key Card focuses primarily in sale of cards to retailers and prepaid phone card distributors. Theses resales are believed attracted to Key Card's phone cards due to their branded packaging, profitability, and ease of use.

     At present, Key Card/5 Star has realized total gross revenues of approximately $5,149,656 for the calendar year ending December 31, 2000 and approximately $4,458,532 in revenues year-to-date through the September 30, 2001 accounting period. Key Card/5 Star has not obtained an operating profit for this period and had a net loss for fiscal year 2000 of $1,345,373 and anticipates a year-to-date net loss through September 30, 2001 of $6,382,215. Key Card has an accumulated deficit of $7,727,838. Key Card does not anticipate as of the filing of this Proxy that it will obtain its first quarterly profits for the fourth quarter of the calendar year 2001 ending December 31, 2001. Key Card is not able to break down the relative profit or revenues as segregated between its own operations and that of its totally owned subsidiary, 5 Star, and essentially treated the flow of revenues and any profit or loss as an integrated financial effort. 5 Star has been inactive since September 2001.

     As noted previously, Fighton has not and will not contribute any assets, revenues or profits to the reorganized company. The consolidated accounting essentially reflects financial data for the Key Card subsidiary, adjusted on a per share basis to reflect the Fighton shareholders.

     Key Card has in the past 12 months experienced several problems with various networks it has contracted to use. These problems have on occasion resulted in the network being terminated and some of the phone cards Key Card has out in the market place being turned off and rendered useless. Key Cards has filed lawsuits against some of those network carriers, noted in the Legal Proceedings, because of the lost profits and customers it has incurred due to the interruption of its business. Key Card/5 Star believes that it has suffered significant lost revenue and profits over the course of the year. Although the Company has taken steps to insure that its current network relationships are stable it cannot warrant that it will not have interruptions of service in the future.

     Key Card has in the past suffered lost revenue due to employee conversion of sale for personal benefit as noted in the Legal Proceedings. Although the Company has taken additional steps to protect its trade secrets and customer list as well as other confidential information that company can not represent that these types of problems will not occur in the future. Key Card has all employees' sign a non-compete and confidentiality agreement, which the Company hopes will alter this type of activity from occurring in the future.

     Key anticipates that the majority of its revenue growth during the calendar year 2002 should occur in the second and third quarters primarily through anticipated expanded sales both in the USA and International and the point of activation program. The majority of growth is anticipated in these sectors.

     As of October 10, 2001, Key Card has entered a customer service contract with Morgan Beaumont, Inc., a related party privately held entity, which sells memberships and benefit packages related to computer sales and financing. Under the terms of the customer service and support agreement, Morgan will pay to Key Card $4.00/per collected sales for each of the Key Card phone cards distributed by Morgan under its benefit packages. Additionally, as of December 31, 2001

Morgan Beaumont, Inc. has entered into a sub-lease agreement for cubicle and common space at the Key Card office and will be paying Key Card $500 a month rent.

     Morgan has represented to Key, though Key cannot warrant such results, that it has commitments for approximately 10,000 sales through November to December 2001, which would generate revenues of up to $40,000 based upon all sales being collected. Morgan has made significantly less sales during the period ending December 31, 2001 because Morgan temporarily ceased marketing and shipping product during the month of December while repositioning its product offering for the year 2002.

     It is further disclosed that Mr. Steve May, the CEO of Fighton, owns approximately 35% of Morgan, Mr. Cliff Wildes, the Company's Vice President, owns approximately 45% of the issued and outstanding shares of Morgan and Mr. Rejbeni, Fighton's President owns approximately 3% of the Morgan shares and Rod Braido a Director owns approximately 2% of Morgan's. No independent Board passed upon the terms of this contract, which cannot be considered as an arms length transaction or independently valued. Each shareholder of Fighton/Key is advised that this relationship constitutes a certain potential conflict of interest.

     Key anticipates that the domestic sector of its business will increase at a faster rate than the revenues from its international card segment. The relative breakdown year to date of current revenues through September 30, 2001 are estimated to be 25% of revenues from domestic card sales and 75% form international card sales.

     Key has recently delegated its internal auditing and accounting functions to Cavanaugh and Company, a Sarasota accounting firm on an annual contractual basis. Mr. Michael Pender of that firm has agreed, as part of the contract, to become the new interim CFO of the Company.

Liquidity

     Key Card like many other domestic industries, has noted a significant slowing in its revenue growth subsequent to the terrorist attach and national disaster of September 11, 2001. It is not known exactly how such events will impact on its future earnings, but it is certain that these events will have decreased the potential revenues and profits which may be realized by the Company in calendar year 2002. The independent auditors for the consolidated Company have expressed a reservation as to whether the Company may continue as a "going concern."

     Because the Company is a start-up entity and has not had income to date, there are other various factors which could adversely affect its liquidity and its ability to continue as a going concern. Management of Key/5 Star has elected to treat the disclosure of these items in outline fashioned as follows:

1. Key is currently involved in two cases or claims in which it is presently a defendant and two cases as a plaintiff. These cases or claims are more particularly described under the litigation section of this report. The Company does not believe any of the present litigation efforts would constitute a basis for the Company to discontinue its present business operations, even if an adverse ruling were entered, and believed that it has a meritorious defense to each of these actions or claims in which it is a defendant. However, it should be understood that defending or prosecuting legal actions would involve the expenditure of significant capital of the Company.

2. Key has entered into loans and advances from various related parties. Some of these loans and advances are currently in default and the Company is working on the extension of time in which to pay the obligations. The Company does not have the current resources to pay off these related party transactions at the present time.

3. The Company entered into an option agreement with Newpont Fiduciaries to purchase One Million shares of its stock at $1.00/share. This initial option has been fully exercised and the proceeds were used to acquire the interest by Key Card in Fighton Corporation and to repay related acquisition expenses. Of this amount none remains as working capital reserves. As noted generally above, Newpont Fiduciaries was referred to Key by Mackenzie Shea which has acted as an advisor to Key, is a principal shareholder, as well as having one of its major shareholders as a director to Key's Board of Directors. Key recently granted to Newport a new option right for up to 1,000,000 shares as described at page 3 of this Proxy.

4. Key has certain employee arrangements with its principal employees including Mr. Steve May, Mr. Micheal Rejbeni and Mr. Clifford Wildes. Messrs. May, Rejbeni and Wildes have agreed to accrue approximately 88% of their current salaries to be paid at a future date in the aggregate amount of approximately $550,000. This deferral of salary should be deemed to constitute a current debt decreasing the liquidity of the corporation. The aggregate salaries of all principal offices is approximately $740,000 for the period of time they have worked, which is the case of Mr. Rejbeni and Mr. Wildes is less than a full year, including the deferred portions of approximately $550,000 per year.

5. In approximately March of 2001, the Company determined that its prior CFO and accounting officer had apparently engaged in unauthorized loan transactions employing Key funds for his personal use in the sum of approximately $50,000. Key believes it has reconciled this charge by accepting back the 400,000 Key shares previously held by this officer/director and accepting his resignation. However, it now appears that there may exist additional unauthorized funds that have been uncovered in the Company's audit process and the Company is in the process of determining these amounts and recovering from this ex-officer/director as appropriate.

6. Key has borrowed $50,000 form Soma Fund IX, LLC, a private fund co-managed by Mackenzie Shea. The loan is in default and a revised repayment schedule has not been finalized.

7. Mr. Steve May, Fighton/Key's CEO, has a significant stock position in an unrelated private company known as Bright Star Communications, Inc., which has loaned Key Card $99,000 in 2001.

8. Siesta Telecom, Inc., a private telephone company in which Mr. Steve May is also a significant shareholder, has historically engaged in business and financial transactions with Key and has loaned Key $69,825 as of September 30, 2001. The companies are in the process of negotiations to retire this debt into cash and stock and/or stock in Key, at Key's discretion

9. Key has recently not paid $50,000 account obligation to Miketronics, Inc., a major network supplier. Key Card and Miketronics, Inc. are presently engaged in discussions to satisfy this obligation by issuing 50,000 restricted common stock for a short term loan.


                                   PROPOSAL I

      CHANGE OF NAME FROM FIGHTON SUCCESSION CORPORATION TO KEY CARD, INC.

     As part of the overall reorganization described above, management proposes that the shareholders formally approve the amendment of the Articles of Incorporation to change the name of the corporation from Fighton Succession Corporation to Key Card, Inc. Management believes that this proposal is in the best interest of the Company to reflect its new business activities and purposes and that it would be inconsistent with the approval of the overall reorganization not to change the name.


                                   PROPOSAL II

                              ELECTION OF NEW BOARD

     As part of the proposed reorganization, the plan calls for the election of the following individuals presently serving as an interim Board of Directors. Some of these individuals are also serving as principal officers for the Company.

     Mr.  B.  Steven  May,  Age  53;
     --------------------

     Mr. May will serve the Company full-time as its Chief Executive Officer and as a Director. He has been affiliated with Key Card Communications, Inc. in these capacities since April, 2000.

     In 1997 Mr. May founded Siesta Telecom, Inc., a prepaid-paid privately held phone card company. Mr. May remains affiliated as the majority shareholder. From 1994 to 1997 Mr. May was Chief Operating Officer of S.T. Long Distance.Mr. May was the Vice President and General Manager for C-Tec Corporation, a telecommunications company, from 1992 to 1994. From 1986 to 1992, Mr. May held the position of Chief Executive Officer of Seven Oaks Direct, Inc. Mr. May was a Vice President of MCI from 1972 to 1984. Mr. May has over 30 years of experience in the telecommunications industry.

Mr.  Micheal  Rejbeni,  Age  39;
- ---------------------

     Mr. Rejbeni will serve the Company full-time as its President and as a Director. Mr. Rejbeni previously served as Vice President and General Manager of Fusion Telecommunication International, Inc. (99-01) and Vice President of Sales for USLEC (97-99). He also held senior sales management positions with TresCom International Communications (96-97), Cable & Wireless (95-96)and Metromedia/ITT (91-95). Mr. Rejbeni has both domestic and international experience in various management positions within the telecommunications industry.

Mr. Rod Braido,  Age 56;
- --------------

     Mr. Braido will be affiliated with the Company as an outside Director. Mr. Braido has over 25 years in the Computer Hardware and Semiconductor Industries.

     Currently, Mr. Braido serves as Vice President of Strategic Programs at Bell Microproducts (NASDAQ: BELM). Mr. Braido was a partner in Meridian Capital, Inc. and served as Chief Executive Officer of Morgan Beaumont, Inc. in 2001 prior to returning to Bell Micro.

     In 1998 Mr. Braido, as the founder, held the positions of President and Chief Executive Officer of NetAttach, Inc. NetAttach developed the industries first Gigabit data appliance and a Linux based proprietary operating system that supported seamless sharing of data between Linux, UNIX, Windows and Mac platforms. VA Linux System of Santa Clara, Ca, acquired NetAttach in April of 2000, (NASDAQ: LNUX). Mr. Baido remained in the position of Vice President of Sales for VA Linux until January 2001.

     Prior to founding NetAttach, Braido was involved with a number of high tech companies in senior management roles. In 1996 Braido became Senior Vice
President of computer product sales and Senior Vice President and general manager of Bellstor Memory Systems, a division of Bell Microproducts.

     From 1989 to 1996 Mr. Braido was Vice President of World Wide Sales and general manager of the Systems Division of SyQuest Technology. In 1987, he was Vice President of Sales and Chief Operating Officer with Microtech International Inc., (NASDAQ: SCMM).


Prior to 1987 Mr. Braido served with National Semiconductor (NASDO:NSM) for over 10 years in a number of sales management roles.

                               SUMMARY INFORMATION AS TO DIRECTORS

                           Executive       Compensation 1    Number of Shares      Percentage of
           NAME            Position                        (Beneficial &Legal)2     Issued and
                                                                                    Outstanding
Mr. B. Stephen May   CEO/Director/        $       377,000            10,000,000             50%
                     Treasurer

Mr. Micheal Rejbeni  President/Director/  $       250,000               800,000              4%
                     Secretary

Mr. Rod Braido       Director                   Per Mtg.                 10,000            Neg.

     1 The compensation chart does not reflect the deferral of approximately $71,000 in salary by Mr. May in calendar year 2000 and approximately $359,000 in calendar year 2001; and Mr.
Michael Rejbeni the amount of approximately $108,996 in 2001.  At present, no commitment or program exists to make-up or repay these deferrals, though it is probable they may be paid through future stock options.

     2 Mr. Rod Braido is the only management member to be issued a stock option pursuant to an executive stock option plan proposed to be ratified by this Proxy and described below.
Currently he has an option to acquire 1,000,000 common shares at $0.50/share through March,

                            OTHER EXECUTIVE OFFICERS

                 Executive    Compensation    Number of Shares    Percentage of
     NAME        Position                    (Beneficial &Legal)   Issued and
                                                                   Outstanding
==============  ===========  ==============  ===================  =============
Michael Pender  Interim CFO  $       35,000                  -0-            -0-
                             Part-time  CFO

                                  PROPOSAL III

                         RATIFICATION OF REORGANIZATION

     While the Board of Directors earlier approved the reorganization terms and have subsequently obtained majority shareholder consent, it is believed that all shareholders of record must be given an opportunity to ultimately ratify this merger as generally described above. Accordingly, management solicits the vote of all shareholders in favor of approving the reorganization and the other terms of the reorganization as set-out in this Proxy Statement. Also included within the request for ratification of the reorganization is a ratification of all reasonable and proper acts taken by the prior management on an interim basis in approving and implementing the plan of reorganization and conducting the Company pursuant to such reorganization on an interim basis. Again, it you do not approve of the reorganization you will be afforded an opportunity in the enclosed Proxy Ballot to vote for, against or abstain from approval. You should be advised, however, that management believes that there is already a majority share approval for such reorganization which will be voted at the time of the meeting.

                                   PROPOSAL IV

                          STANDBY AUTHORITY FOR MERGER

     The Board of Directors request your vote and approval for stand-by authority to complete, at the discretion of the Board of Directors but within the next year, a potential merger of the Company between the parent Key Card Communications, Inc. (formally Fighton Succession Corporation) and its wholly owned and operating subsidiary Key Card Operating Company (formally Key Card Communications, Inc. and its subsidiary 5 Star) with a third entity to be formed to create a single Nevada corporation known as Key Card Communications, Inc. The Board of Directors will reserve the right to make a final determination of whether to complete this merger, or any portion of the merger, pursuant to solicitation of your vote and approval and may elect for independent business purposes not to complete such merger within the next year. However, if the majority shareholders do approve such merger and are forward appropriate dissenting shareholder rights, as provided for in the information package attached, no further vote or solicitation of votes on this merger will be required or requested and management will act in its discretion whether or not to complete the merger based upon the shareholder votes. Again, you will have the right to dissent from, agree with or abstain from voting on the stand-by merger authority in the Proxy Ballot. Management believes that such authority is in the best interest of the Company and solicits your vote in favor of this proposal.


                                   PROPOSAL V

                          ADOPTION OF STOCK OPTION PLAN

     The Board has proposed your ratification of an executive stock and key employee option plan to grant to key officers, as designated by the Board, options to acquire the Company's common stock at exercise prices of $0.50 up to $3.00 per share through the period ending December 31, 2005.

     At present, you are requested to ratify the initial option as a hiring incentive to Mr. Rod Braido of 10,000 shares exercisable at $0.50/share through December, 2002.

     The options to be issued in the future and the exercise prices will be fixed by a disinterested majority of the Board of Directors, without further shareholder approval, at prices ranging between $0.50/share to $3.00/share exercise price. The option would be granted for recruiting purposes, to compensate for deferred salaries, and to reward business performance as subsequently determined by the Board of Directors.

     As to outside Directors joining the Board in the future, the plan will provide that outside Directors will receive options to acquire 10,000 shares upon joining the Board to be exercised at a floating rate based upon an anticipated 20% discount to future trading price.

     The plan also has a special provision whereby key sales personnel who generate revenue to the Company exceeding $350,000 on a monthly basis starting in February, 2002 and ending March 31, 2002, will be entitled to receive one share for each $10.00 of revenues generated up to 950,000 shares, or the maximum available under the plan, whichever is less.

     The total shares authorized to be subject to the plan will be 1,150,000 common shares.

     A copy of the plan may be reviewed upon request to the Company.


                                   PROPOSAL VI

               CREATION OF A CLASS OF CONVERTIBLE PREFERRED SHARES

     The Company recommends for your approval the creation of a new class of convertible preferred shares. It is proposed that 10,000,000 of such shares be authorized at $0.001 par. The shares would be convertible into three shares of common stock upon terms prescribed by the Board of Directors upon issuance. The shares would be non-voting, would have a liquidation and dividend priority over common stock and would pay a dividend upon issuance as determined by the Board of Directors. Your Board, in consultation with Newpont Fiduciaries as financial consultants to the Company, believe that availability of such shares may be significant to the Company's ability to raise subsequent capital. Issuance of these shares could result in dilution to existing shareholders and cause a reduction of earnings through the payment of dividends.


                                  PROPOSAL VII

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors intends to appoint J. H. Cohn, P.A. of New York as independent certified public accountants for the Company to examine the financial statements of the Company for the period beginning December 31, 2001 and continuing until discharged or replaced. The appointment of J. H. Cohn is subject to ratification of the shareholders and a ballot soliciting your vote for such ratification is part of these proxy materials. Weinberg & Company has been acting as independent accountants for the predecessor Fighton Succession since inception by virtue of its familiarity with the resulting Company's affairs. The present Board of Directors recommends adoption of the resolution ratifying the appointing J. H. Cohn the accounting firm as the independent auditors replacing Weinberg & Company for the Company in an effort to save the company accounting fees.

     The present Board urges your vote in favor of the ratification of the proposed auditors.

                          BOARD AND COMMITTEE MEETINGS

     During the fiscal year ending December 31, 2000 (the "Last Fiscal Year"), the Board of Directors held one meeting. The Board has held sixteen meetings in calendar year 2001 to date. The Board of Directors does not have separate sections or committees. All audits and compensation issues, as well as other matters, are addressed as a committee of the whole.

                  SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on the Company's review of such forms furnished to the Company and representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with during the Last Fiscal Year and will be completed as to new shareholders promptly upon completion of the merger.

                              EXECUTIVE COMPENSATION

     Certain additional required information concerning remuneration, other compensation and ownership of securities by the Directors and Officers other than set-out in the preceding Director/Manager tables are set-out in the enclosed 10-QSB Report and incorporated by this reference. New management has not been appointed and no provisions for other salaries are presently determined.

                         PROPOSED DIRECTOR REMUNERATION

     During the current fiscal year, the Company intends to compensate outside directors at the rate of $350 for a half-day meeting and $500 for a full day meeting. The Board has also proposed a stock option plan for outside directors of 10,000 options immediately upon joining the Board at a price consistent with any Option Agreement that might be in effect and 10,000 options a year for each year served on the Board. No changes are currently contemplated in salaries or directors compensation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain significant relationships and related transactions are set-out in the enclosed 10-QSB Report and incorporated by this reference.


                      MANAGEMENT'S STOCK RIGHTS AND OPTIONS

     At present the Company has not adopted any plan for management (Directors and Officers) options or stock rights and none are outstanding.

                          MANAGEMENT'S RECOMMENDATIONS

     The present Board recommends your vote for all of the foregoing proposals, but will provide in the Ballot Form space to vote for other nominees; or to vote against or abstain from the other proposals.

                                  OTHER MATTERS

     The Special Meeting is called for the purposes set forth in the notice thereof. The Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Special Meeting other than those specifically referred to in the Notice of Meeting and this Proxy Statement. If any other matters are properly brought before the Special Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their judgment.

                              STOCKHOLDER PROPOSALS

     There were no stockholders proposals submitted for consideration at this Special Meeting. Stockholder proposals intended to be considered at the next Annual Meeting of Stockholders must be received by the Company no later than April 1, 2003. Such proposals may be included in the next proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                          TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

     Any stockholder may present a matter from the floor for consideration at a meeting so long as the procedures established for such meeting and the Bylaws are followed.

                                OTHER INFORMATION

                  FINANCIAL REPORTS & OTHER IMPORTANT DOCUMENTS

     Unaudited financial statements for the companies (Key Card and Fighton) are enclosed on a consolidated basis for the periods ending September 31, 2001 as part of the 10-QSB material. Each shareholder should consider Management's Discussion and Analysis contained with such 10-QSB report and incorporated by this reference.

                               FURTHER INFORMATION

          All references to each document referred to in this Information Statement are qualified in their entirety by reference to the complete contents of such document. Copies of these documents may be obtained by shareholders, without cost, upon request from management at the mailing address of the Key Card Communication, Inc. at: 5969 Cattleridge Blvd., Suite 200, Sarasota,
Florida  34232.  The  telephone  number  is  (941)  552-2149.

     Dated:   February 25, 2002

                                     BY ORDER OF THE BOARD OF DIRECTORS:



                                     --------------------------------
                                     B.  Stephen  May

                                      STOCK
                                 REDEMPTION FORM

1.   FULL  NAME  OF HOLDER OF CERTIFICATE AS INDICATED ON THE STOCK CERTIFICATE:


2.   COMPLETE  MAILING  ADDRESS  OF  WHERE  REDEMPTION  FUNDS  ARE  TO  BE SENT:


3.   CERTIFICATE  NUMBER:  ___________________________

4.   DOES THE CERTIFICATE HAVE A RESTRICTIVE LEGEND?  ____YES  OR  ____NO.

5.   PLEASE  REMEMBER  TO  ATTACH  CERTIFICATE  WITH  PROPER  ENDORSEMENT.

     The undersigned represents upon oath, and upon penalty of perjury, that he, she or it (hereinafter generically "he") is the legal and beneficial owner of the above described stock certificate(s) of Fighton Succession Corporation. The undersigned represents that he has read and understood the dissenting shareholder rights package and Proxy materials supplied by the Company and has based his decision upon review of that information and such other further consultation which he obtained from his own legal or other professional advisors. The undersigned further represents that he has made his own determination of the realistic value of the Company and accepts or rejects the Company's proposal as to the reasonable market value per share of the shares in exercising these dissenting shareholder rights and has initialed the box below indicating the alternative manner of the exercise of those rights.

SHAREHOLDER:


- ------------------------------
      (Sign  Here)

The above signed shareholder, should initial one on the following:

Initial  here:  ______

     The above signing shareholder agrees to accept $0.05 per share for his existing Fighton shares and herewith tenders such certificate in negotiable form to the Company along with this Stock Redemption Form.

Initial  here:  ______

     Alternatively, the above named shareholder wishes to exercise dissenting shareholder rights, but does not agree with the valuation of the Company and intends to pursue alternative remedies for redemption of his shares.

                                                                  Key/Redemption

                          DISSENTING SHAREHOLDER RIGHTS
                             INFORMATION AND PACKET


     Under California law you may be determined to be a "dissenting shareholder" of Fighton Succession Corporation ("Fighton"), if you do not agree to vote in favor of the terms of the reorganization as outlined in the Proxy Statement and you wish to be "cashed out" for the fair market value of your shares in lieu of continuing to participate in the reorganized Key Card Corporation.

     If you determine that you are a dissenting shareholder, Fighton is affording to you, in accordance with the following outline terms, the right to receive a cash payment for your Fighton shares held in lieu of continuing to participate as a shareholder in the corporation. If you are within this class of shareholders you need to complete the following steps to comply with your dissenting shareholder rights and to receive your payment in lieu of continuing as a shareholder. If you have elected to vote in favor of the reorganization and return the Proxy Ballot, you will not be entitled to dissenting shareholder
                                  ---- ---
rights.

     If you have any questions concerning these rights or the information contained in this packet or forms please contact Mr. Ken Craig at Key Card Communications, (941) 552-2140 at your earliest convenience to receive further explanation or information. The Company, in accordance with California law, is also enclosing with this dissenting shareholder rights package a copy of the required portions of the California statute pertaining to dissenting shareholder rights. Should you have any question regarding the application of these statutory provisions you should contact your own legal advisor. Should there exist any conflict between the statute and the following terms, the statutory provisions shall control. Based upon the foregoing, then, Fighton has attempted to outline for you the requirements and procedures for exercising dissenting shareholder rights as follows:

1.     IF YOU WISH TO EXERCISE DISSENTING SHAREHOLDER RIGHTS YOU SHOULD NOT VOTE
                                                                 ----------
       IN FAVOR OF THE REORGANIZATION IN THE ENCLOSED PROXY BALLOT FORM. VOTING IN FAVOR OF THE REORGANIZATION INVALIDATES YOUR RIGHT TO BE A DISSENTING SHAREHOLDER.

2. YOUR SHOULD RETURN WITHIN THIRTY (30) DAYS THE ENCLOSED FORM TO THE COMPANY INDICATING YOUR CERTIFICATE NUMBER, AND NUMBER OF SHARES, ALONG WITH YOUR DULY ENDORSED SHAREHOLD CERTIFICATE. THE COMPANY WILL MAIL TO YOU AT THE ADDRESS INDICATED ON THE FORM YOUR CASH PAYMENT FOR THE SHARES WITHIN FIFTEEN (15) DAYS OF RECEIPT OF THE REDEMPTION FORM ACCOMPANIED BY THE ORIGINAL STOCK CERTIFICATE DULY AND PROPERLY ENDORSED.

3. AS YOU MAY KNOW, THE SHARES OF FIGHTON DO NOT HAVE A CURRENT TRADING MARKET WHICH WOULD BE THE MOST RELIABLE BASIS TO DETERMINE A FAIR MARKET VALUE FOR THE SHARES. IN THE ABSENCE OF SUCH A TRADING MARKET, THE

       COMPANY HAS DETERMINED FAIR MARKET VALUE BASED UPON THE PRESENT NET WORTH OF THE SHARES FROM THE PRESENT OPERATIONS AND ASSETS OF KEY CARD
       COMMUNICATIONS, INC. THE WHOLLY OWNED AND SOLE OPERATING ENTITY OF FIGHTON SUCCESSION CORPORATION, AND THEN ADDED A PREMIUM OF $0.02 PER SHARE. BASED UPON THIS VALUATION, DERIVED FROM THE ENCLOSED UNAUDITED QUARTERLY ACCOUNTING, THE COMPANY HAS DETERMINED THAT THE REASONABLE VALUE PER SHARE IS $0.05. THE AMOUNT YOU WOULD VOLUNTARILY RECEIVE FROM FIGHTON FROM EXERCISING DISSENTING SHAREHOLDER RIGHTS WOULD BE YOUR NUMBER OF SHARES TIMES THIS VALUATION PER SHARE. FIGHTON BELIEVES THIS TO BE A REASONABLE AND FAIR VALUATION OF THE SHARES FOR DISSENTING SHAREHOLDER RIGHTS PURPOSES.

4. YOU ARE ADVISED THAT IF YOU DO NOT AGREE WITH THIS VALUATION YOU HAVE CERTAIN RIGHTS TO INFORM THE COMPANY OF YOUR ESTIMATE OF VALUE AND, IF NOT AGREED UPON, TO PROCEED WITH AN INDEPENDENT LEGAL ACTION TO REQUIRE THE COMPANY TO REDEEM YOUR SHARES AT A HIGHER PRICE. THESE RIGHTS ARE OUTLINED IN THE ENCLOSED MATERIAL ON DISSENTING SHAREHOLDER RIGHTS FROM THE CALIFORNIA CODE. IF YOU WISH TO PURSUE SUCH ALTERNATIVE ACTION, YOU SHOULD ALSO MARK YOUR INTENT TO DO SO ON THE REDEMPTION FORMS SUPPLIED TO YOU WITH THIS PACKET.

5. PLEASE REMEMBER THAT IF YOU DO NOT RETURN YOUR CERTIFICATES ALONG WITH THE REDEMPTION INFORMATION WITHIN THIRTY (30) DAYS FROM THE MAILING DATE OF THIS NOTICE, YOUR RIGHTS TO EXERCISE DISSENTING SHAREHOLDER RIGHTS WILL EXPIRE. THE COMPANY DOES NOT INTEND TO EXTEND OR FURTHER OFFER ANY RIGHTS OF REDEMPTION BEYOND THIRTY DAYS FROM THE DATE OF THIS NOTICE.

     Again, if you have any questions concerning dissenting shareholder rights you are invited to discuss the matter with your own legal advisors and you may also forward any inquires to the Company at the number and contact person indicated above.

                   FIGHTON SUCCESSION CORPORATION PROXY BALLOT
                       SPECIAL MEETING, FEBRUARY 25, 2002

Please  complete,  sign  and  provide  any  additional information on this Proxy
Ballot and return it to the Company by mail to 5969 Cattleridge Blvd., Suite 200, Sarasota, Florida 34232 in the enclosed self-addressed stamped envelope provided prior to, February 20, 2002.

FOR     AGAINST    ABSTAIN         PROPOSAL
- ---     -------    -------    ---------------------
                              Election of all current management nominees to the Board of Directors. If voting against election of all, indicate below your individual vote.

                 YOU MAY VOTE FOR ALL CURRENT NOMINEES ABOVE; OR
                  YOU MAY VOTE INDIVIDUALLY AS TO EACH PROPOSED
                                 DIRECTOR BELOW

___      ______    _______    Mr.  B.  Stephen  May,  Director  and  Chairman
___      ______    _______    Mr. Michael Rejbeni, Director
___      ______    _______    Mr. Ron Braido, Director

                                  OTHER MATTERS

___      ______    _______    Change of Name of the Corporation
___      ______    _______    Approval of Reorganization
___      ______    _______    Election of New Board
___      ______    _______    Standby Authority for Follow-up Merger
___      ______    _______    Ratification of Executive Stock Option Plan
___      ______    _______    Creation of Convertible Preferred Shares
___      ______    _______    Appointment of J. H. Cohn & Company as Auditors

                 OTHER SHAREHOLDER PROPOSALS AND/OR NOMINATIONS
(Unless otherwise indicated, your proxy will be voted in favor of any nomination or proposal indicated below.)
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
                          (Attach sheets as necessary)


____Check here if you plan
    to attend meeting.

                                                 ___________________________
                                                 SIGNATURE

Print Shareholder Name(s) exactly
as they appear on your Certificate:              Complete  If  Known:
____________________________                     Certificate  #: ____________
____________________________                     No. of Shares: _____________
     Key/Ballot                                  Date _______________________